Pricing Term Sheet
Filed Pursuant to Rule 433(d)
Registration No. 333-225349
October 5, 2020

Issuer:	WEC Energy Group, Inc.

Trade Date:	October 5, 2020

Expected Settlement Date:	T+4, October 9, 2020

Expected Ratings* (Moody’s/S&P/Fitch):	Baa1 (stable) / BBB+ (stable) / BBB+ (stable)

Joint Book-Running Managers:	Barclays Capital Inc. J.P. Morgan Securities LLC KeyBanc Capital Markets Inc. TD Securities (USA) LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Senior Co-Manager:	Goldman Sachs & Co. LLC

Co-Managers:	Siebert Williams Shank & Co., LLC Comerica Securities, Inc.

Terms Applicable to 1.375% Senior Notes due October 15, 2027 (the “2027 Notes”)

Principal Amount:	$500,000,000

Maturity:	October 15, 2027

Coupon:	1.375%

Initial Price to Public:	99.920% per 2027 Note

Yield to Maturity:	1.387%

Spread to Benchmark Treasury:	+85 basis points

Benchmark Treasury:	UST 0.375% due September 30, 2027

Benchmark Treasury Yield:	0.537%

Interest Payment Dates:	April 15 and October 15, commencing April 15, 2021

Make-Whole Call:	At any time prior to August 15, 2027 (the date that is two months prior to the maturity date, which is referred to herein as the “2027 Early Call Date”), the 2027 Notes will be redeemable in whole or in part from time to time, at our option, at a “make-whole” redemption price, calculated by us, equal to (a) the greater of (i) 100% of the principal amount of the 2027 Notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2027 Notes being redeemed that would be due if such 2027 Notes matured on the 2027 Early Call Date but for the redemption (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus (b) accrued and unpaid interest on the 2027 Notes being redeemed to, but not including, the redemption date.

Par Call:	At any time on or after the 2027 Early Call Date, we may redeem the 2027 Notes, in whole or in part from time to time, at 100% of the principal amount of the 2027 Notes being redeemed plus accrued and unpaid interest on such 2027 Notes to, but not including, the redemption date.

CUSIP / ISIN:	92939U AD8 / US92939UAD81

Terms Applicable to 1.800% Senior Notes due October 15, 2030 (the “2030 Notes”)

Principal Amount:	$450,000,000

Maturity:	October 15, 2030

Coupon:	1.800%

Initial Price to Public:	99.909% per 2030 Note

Yield to Maturity:	1.810%

Spread to Benchmark Treasury:	+105 basis points

Benchmark Treasury:	UST 0.625% due August 15, 2030

Benchmark Treasury Yield:	0.760%

Interest Payment Dates:	April 15 and October 15, commencing April 15, 2021

Make-Whole Call:	At any time prior to July 15, 2030 (the date that is three months prior to the maturity date, which is referred to herein as the “2030 Early Call Date”), the 2030 Notes will be redeemable in whole or in part from time to time, at our option, at a “make-whole” redemption price, calculated by us, equal to (a) the greater of (i) 100% of the principal amount of the 2030 Notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2030 Notes being redeemed that would be due if such 2030 Notes matured on the 2030 Early Call Date but for the redemption (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus (b) accrued and unpaid interest on the 2030 Notes being redeemed to, but not including, the redemption date.

Par Call:	At any time on or after the 2030 Early Call Date, we may redeem the 2030 Notes, in whole or in part from time to time, at 100% of the principal amount of the 2030 Notes being redeemed plus accrued and unpaid interest on such 2030 Notes to, but not including, the redemption date.

CUSIP / ISIN:	92939U AE6 / US92939UAE64

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Capital Inc. toll-free at 1-888-603-5847, J.P. Morgan Securities LLC collect at 1-212-834-4533, KeyBanc Capital Markets Inc. toll-free at 1-866-227-6479, TD Securities (USA) LLC toll-free at 1-855-495-9846, U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.